Exhibit 99.1

Audit Committee Report
March 7, 2019
The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee Charter is available on the governance section of the Bank’s website at http://www.fhlbatl.com.
The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of the Bank's financial reporting process and the audits of the Bank’s financial statements and internal control over financial reporting.
The Bank’s management is responsible for preparing the Bank's financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP) and applicable laws and regulations, establishing and maintaining internal controls over financial reporting, and evaluating the effectiveness of such internal controls over financial reporting. The Bank’s independent registered public accounting firm (independent auditor) is responsible for auditing the Bank's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and the U.S. Government Accountability Office, and for expressing an opinion on the conformity of the financial statements with such standards. The Bank’s independent auditor is also responsible for auditing the Bank’s internal controls over financial reporting in accordance with such standards and for expressing an opinion on the Bank’s internal controls over financial reporting.
The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management's implementation of the Bank’s financial reporting process and the audits of the Bank’s financial statements and its internal controls over financial reporting. In this regard, the Audit Committee meets periodically with management and the Bank’s internal auditor and independent auditor. The Audit Committee discusses with the Bank’s internal auditor and the independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the Bank’s internal auditor and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Bank's internal controls, and the overall quality of the Bank's financial reporting. The Audit Committee reviews significant audit findings, if any, together with management's responses thereto.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Bank’s independent auditor. As part of fulfilling this responsibility, the Audit Committee engages in an annual evaluation of, among other things, the independent auditor’s qualifications, competence, integrity, expertise, performance, independence and communications with the Audit Committee, and whether such firm should be retained for the upcoming year's audit.
The Bank is one of 11 district Federal Home Loan Banks (FHLBanks) that, together with the Federal Home Loan Banks Office of Finance (Office of Finance), comprise the Federal Home Loan Bank System (FHLBank System). Each FHLBank operates as a separate entity with its own management, employees and board of directors, and each is regulated by the Federal Housing Finance Agency. The Office of Finance has responsibility for the issuance of consolidated obligations on behalf of the FHLBanks, and for publishing combined financial reports of the FHLBanks. Accordingly, the FHLBank System has determined that it is optimal to have the same independent registered public accounting firm to coordinate and perform the separate audits of the Office of Finance and annual financial statements of each FHLBank and the Office of Finance’s annual combined financial report. The FHLBanks and Office of Finance cooperate in selecting and evaluating the performance of the independent auditor, but the responsibility for the appointment of and oversight of the independent auditor remains solely with the audit committees of each FHLBank and the Office of Finance.
PricewaterhouseCoopers LLP (PwC) has been the independent auditor for the FHLBank System and the Bank since 1990. In connection with the appointment of the Bank’s independent auditor, the Audit Committee’s evaluation included consultation with the audit committees of the other FHLBanks and the Office of Finance. Specific considerations included:

•	an analysis of the risks and benefits of retaining the same firm as independent auditor versus engaging a different firm, including consideration of:

◦	PwC’s engagement audit partner, engagement quality review partner and audit team rotation;

◦	PwC’s tenure as the Bank’s and the FHLBank System’s independent auditor;

◦	benefits associated with engaging a different firm as independent auditor; and

◦	potential disruption and risks associated with changing the Bank’s independent auditor.

•	the firm’s depth and breadth of understanding of the Bank's business, operations, and accounting policies and practices;

•	PwC’s historical and recent performance on the Bank’s audit, including the results of an internal survey of PwC service and quality;

•	an analysis of PwC’s known legal risks and significant proceedings;

•	external data relating to audit quality and performance, including recent PCAOB audit quality inspection reports on PwC and its peer firms; and

•	the appropriateness of PwC’s fees, on both an absolute basis and as compared to its peer firms.
Audit fees represent fees for professional services provided in connection with the audit of the Bank’s annual financial statements and internal control over financial reporting and reviews of the Bank’s quarterly financial statements, regulatory filings, consents and other SEC matters. The Audit Committee has reviewed and approved the fees paid to the independent auditor for audit, audit-related and other services, and has determined that PwC is independent.
In its oversight role, the Audit Committee reviewed and discussed the Bank’s audited financial statements and its internal controls over financial reporting with management and with PwC as the Bank’s independent auditor for fiscal 2018. Management and PwC indicated that the Bank’s financial statements as of and for the year ended December 31, 2018 were fairly stated in accordance with GAAP and that the Bank’s internal controls over financial reporting were effective as of December 31, 2018. The Audit Committee discussed with PwC and management the significant accounting policies used and significant estimates made by management in the preparation of the Bank’s audited financial statements, and the overall quality of the Bank’s financial statements and management's financial reporting process. The Audit Committee and PwC also discussed any issues deemed significant by PwC or the Audit Committee, including the matters required to be discussed pursuant to PCAOB Auditing Standard No. 1301: Communications with Audit Committees, the rules of the Securities Exchange Commission (SEC), and other applicable regulations.
PwC has provided to the Audit Committee written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence, and the Audit Committee discussed with PwC the firm’s independence.

Based on its review of the audited financial statements and the various discussions referred to above, the Audit Committee recommended to the Board of Directors that the Bank’s audited financial statements be included in the Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.
Submitted by the Audit Committee,
2019 AUDIT COMMITTEE MEMBERS:
Travis Cosby, III, Chairman
LaSalle D. Leffall, III, Vice Chairman
Brian E. Argrett
Suzanne S. DeFerie
R. Thornwell Dunlap, III
William C. Handorf
Richard A. Whaley
Robert L. Strickland, Jr.